SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549



                               FORM 8-K

                            CURRENT REPORT



                  Pursuant to Section 13 or 15(d) of
                 The Securities Exchange Act of 1934


                 Date of Report - September 11, 2000
                  (Date of earliest event reported)


                         Questar Corporation
          (Exact name of registrant as specified in charter)



     STATE OF UTAH             1-8796          87-0407509
(State or other juris-     (Commission      (I.R.S. Employer
diction of incorporation    File No.)      Identification No.)
  or organization)




P.O. Box 45433, 180 East First South Street, Salt Lake City, Utah 84145-0433
               (Address of principal executive offices)


  Registrant's telephone number, including area code (801) 324-5000




                            Not Applicable
    (Former name or former address, if changed since last report.)


                               FORM 8-K
                            CURRENT REPORT

Item 5.  Other Events.

     Questar Corporation ("Questar" or the "Company"), through its affiliates Questar Exploration and Production Company and Wexpro Company, is actively involved in drilling operations in the Pinedale area of western Wyoming. The two Questar entities have an approximately 60 percent working interest in 14,800 gross acres in the Mesa area of the Pinedale Anticline. The Company's subsidiaries currently have five drilling rigs in the area and have tentatively planned to drill 130 wells on 80-acre spacing over the next several years. Questar affiliates drilled two successful exploratory wells in the area with an average initial production rate of 11 million cubic feet of gas per day.

     If future wells are as successful as the first wells, Questar could add 300-400 billion cubic feet of gas (net of royalty requirements) to reserves. (This estimate includes cost-of-service and noncost-of-service reserves. As of year-end 1999, Questar reported proved reserves of 613 billion cubic feet equivalent for noncost-of-service properties and reserves of 358 billion cubic feet equivalent for cost-of-service properties.) The wells are being drilled pursuant to restrictions imposed by the Wyoming state office of the Bureau of Land Management; these restrictions only permit Company affiliates to drill five months of any year. Questar currently has the legal ability to drill on 40-acre spacing, if technically viable; drilling on 40-acre spacing could double the number of wells that can be drilled in the area and the resulting reserves.

                                   QUESTAR CORPORATION
                                      (Registrant)



September 11, 2000                 By   /s/ S. E. Parks
    (Date)                              S. E. Parks
                                        Vice President, Treasurer, and
                                        Chief Financial Officer